Exhibit 10.49

FIFTH AMENDMENT
TO THE IDAHO POWER COMPANY
EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of January 1, 2016 (the “Plan”) is amended to reflect certain mandatory and optional changes under the Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE Act”) and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), as well as additional discretionary changes as set forth below. This amendment shall be effective January 1, 2020.

Mandatory RMD Changes – SECURE Act and CARES Act

1.    Section 12.4 is amended to read as follows:

“12.4    Required Minimum Distributions – Special Provisions

(a)    A Participant or Beneficiary who would have been required to receive minimum required distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code ("2009 RMDs"), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant's designated Beneficiary, or for a period of at least 10 years ("Extended 2009 RMDs"), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. 2009 RMDs and Extended 2009 RMDs will also be treated as eligible rollover distributions in 2009.

(b)    A Participant or Beneficiary who would have been required to receive minimum required distributions for 2020 but for the enactment of Section 401(a)(9)(I) of the Code ("2020 RMDs"), and who would have satisfied that requirement by receiving distributions equal to the 2020 RMDs will not receive those distributions for 2020 unless the Participant or Beneficiary chooses to receive such distributions. Installment payments will continue to be paid as scheduled unless the Participants requests otherwise. A direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code Section 401(a)(9)(I).

A Participant or beneficiary whose Required Beginning Date would otherwise have been April 1, 2020, but for the enactment of Code Section 401(a)(9)(I), will receive payment of the required minimum distribution that would otherwise have been due on or before April 1, 2020, and such Participant or beneficiary will receive communications regarding his or her right to roll over the payment as provided by Code Section 401(a)(9)(I).”

2.    Section 1.1(b)(i) of Appendix A is amended to replace the reference to “age 70 ½” with a reference to “age 72.”

3.    Section 1.4(e)(i) of Appendix A is amended to read as follows:

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“Non-5 percent Owners. The Required Beginning Date of a Participant who is not a 5 percent owner is: (1) with respect to a Participant who reaches age 70½ before January 1, 2020, April 1st of the calendar year following the calendar year in which the later of retirement or attainment of age 70½ occurs, and (2) with respect to a Participant who reaches age 70½ on or after January 1, 2020, April 1st of the calendar year following the calendar year in which the later of retirement or attainment of age 72 occurs.”

4.    Section 1.4(e)(ii) of Appendix A is amended to read as follows:

“5 percent Owners. The Required Beginning Date of a Participant who is a 5 percent owner is: (1) with respect to a Participant who reaches age 70½ before January 1, 2020, April 1st following the calendar year in which the Participant attains age 70½, and (2) with respect to a Participant who reaches age 70½ on or after January 1, 2020, April 1st following the calendar year in which the Participant attains age 72.”
5.    The first paragraph of Section 1.5 of Appendix A is amended to read as follows:

“Except as otherwise provided, the requirements of this Section 1 shall apply to any distribution of a Participant's benefits and shall take precedence over any inconsistent provisions of this Plan. All distributions required under this Section 1 shall be determined and made in accordance with Internal Revenue Code Section 401(a)(9) as amended by the SECURE Act, and Treasury Regulations under § 401(a)(9), including the minimum distribution incidental benefit requirement of § 1.401(a)(9)-2 of said Regulations, and those Regulations govern to the extent a conflict exists.”

Mandatory Loan Provision – SECURE Act

6.    A new Section 11.10 is added to read as follows:

“11.10    Credit Cards

No loans shall be made through the use of a credit card or any other similar arrangement.”

Continuation of Loan Payments After Termination

7.    Section 11.4 is amended to read as follows:

“Upon termination of employment, a Participant must continue to make monthly payments directly to the Trustee when due. If a Participant takes a distribution of the Participant’s Account balance before repaying the Participant’s loan, the distribution will consist first of the unpaid loan balance and then of any remaining cash balance in the Participant’s Account. For any amounts actually distributed in cash the Participant will continue to have the ability to request a distribution in the form of IDACORP, Inc. stock. If a Participant fails to make a payment and the failure continues for thirty (30) days, the loan default procedure in Section 11.3 will apply.”

Small Account Sweep Timing

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8.    Section 7.2.2 is amended to read as follows:

“Notwithstanding any other provision of this Article, but subject to the requirements of Section 12.2, if the value of a Participant’s vested interest in his or her Accounts determined according to Section 7.7 does not exceed $5,000, his or her vested interest in his or her Accounts shall be distributed in a lump sum as soon as administratively feasible. Determination of the value of a Participant’s vested interest in his or her Accounts for purposes of this Section 7.2.2 shall be made first on or about the time a distribution event described in Section 7.1 occurs, and periodically as determined by the Plan Administrator thereafter. If the Participant does not otherwise elect to receive such lump sum distribution in cash (or in kind pursuant to Section 7.2.1, if applicable) or as a direct rollover pursuant to Section 7.11, then the distribution to such Participant of the full value of the Accounts will be made in the form of a rollover to an individual retirement account (IRA) chosen by the Administrator as soon as practicable after the distribution event.”

9.    Section 7.5.1 is amended to read as follows:

“So long as a Participant’s Account balance exceeds $5,000, distribution of the vested Account balance will not be made or commenced (subject to Section 12.4) unless he or she elects to receive such distribution. Subject to Section 12.2, a Participant can request a distribution at any time after termination of employment with the Controlled Group or becoming Disabled, and such distribution will be made as soon as administratively feasible after such request is received by the Administrator, subject to such further notices and elections which may be required under the terms of the Plan. If a Participant’s Account balance is $5,000 or less, it will be distributed to him or her pursuant to Section 7.2.2.”

Coronavirus Related Distributions

10. A new Section 7.17 is added to read as follows:

“7.17 Coronavirus Related Distributions

A Participant who is an Eligible CRD Participant, as defined below, is eligible to take a coronavirus related distribution (“CRD”). “Eligible CRD Participant” shall mean a Participant: (i)    who is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (“COVID-19”) by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act), (ii)    whose spouse or dependent (as defined in Section 152 of the Code) is diagnosed COVID-19 by such approved test, or (iii)    who experiences adverse financial consequences as result of being quarantined, being furloughed or laid off or having work hours reduced due to COVID-19, being unable to work due to lack of child care due COVID-19, closing or reducing hours of a business owned or operated by the individual due to COVID-19, or other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate). Other factors determined by the Secretary include (if and until the Secretary revokes such other factors): (i) the Participant having a reduction in pay (or self-employment income) due to COVID-19 or having a job offer rescinded or start date for a job delayed due to COVID-19, (ii) the

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Participant’s spouse or a member of the Participant’s household (as defined below) being quarantined, being furloughed or laid off, or having work hours reduced due to COVID-19, being unable to work due to lack of child care due to COVID-19, having a reduction in pay (or self-employment income) due to COVID-19, or having a job offer rescinded or start date for a job delayed due to COVID-19; or (iii) closing or reducing hours of a business owned or operated by the Participant’s spouse or a member of the individual’s household due to COVID-19. A member of the Participant’s household means someone who shares the Participant’s principal residence.

A Participant shall certify that he or she is an Eligible CRD Participant when he or she requests a CRD (or requests that a distribution be treated as a CRD), and the Administrator may rely on such Participant’s certification.

CRD means a distribution or distributions from the Plan (and other eligible retirement plans of the Employer and/or Controlled Group) made on or after January 1, 2020 and before December 31, 2020, which in the aggregate do not exceed $100,000. CRDs shall be taken pro rata from the Participant’s vested Accounts.

Eligible CRD Participants who receive a CRD may at any time during the three-year period beginning on the day after the date the CRD was received, make a contribution or contributions in an aggregate amount not to exceed the amount of the CRD so long as such Participant is eligible to make rollover contributions at the time such repayment contribution is made. Participants who receive a coronavirus related distribution from an eligible retirement plan (as defined in Section 402(c)(8)(E) of the Code) other than the Plan may at any time during the three-year period beginning on the day after the date the distribution was received, make a contribution or contributions to the Plan in an aggregate amount not to exceed the amount of the distribution, so long as such Participant is eligible to make rollover contributions at the time such repayment contribution is made. All repayment contributions shall be subject to administrative procedures and guidelines approved by the Administrator.

Notwithstanding anything to the contrary in this Plan, CRDs shall meet the requirements of, and be treated and interpreted in accordance with, Section 2202 of the Coronavirus Aid, Relief, and Economic Security Act, and any regulations or guidance issued thereunder.”

IN WITNESS WHEREOF, the Employer has executed this Amendment this 21 day of December, 2020.

IDAHO POWER COMPANY
Employer

By:/s/ Sarah E. Griffin
                                Sarah Griffin
Its:     VP, Human Resources
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